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                                                                EX-99. (j)(A)(1)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Variable Trust:

We consent to the use of our reports for the Asset Allocation Fund, C&B Large Cap Value Fund, Discovery Fund, Equity Income Fund, International Core Fund, Large Company Core Fund, Large Company Growth Fund, Money Market Fund, Small/Mid Cap Value Fund, Opportunity Fund, Small Cap Growth Fund, and Total Return Bond Fund dated February 21, 2008, incorporated herein by reference, a total of twelve funds of Wells Fargo Variable Trust, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the statements of additional information.


/s/ KPMG LLP

Philadelphia, Pennsylvania
April 30, 2008